Exhibit 97.1

Robinhood Markets, Inc.

INCENTIVE-BASED COMPENSATION RECOVERY POLICY

Effective October 2, 2023
Scope
This Incentive-Based Compensation Recovery Policy (this “Policy”) of Robinhood Markets, Inc. (the “Company”) applies to each Specified Officer (as defined below) as set forth herein.
Purpose
This Policy has been adopted to provide for the recovery of erroneously awarded incentive-based compensation as required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and the applicable NASDAQ listing rules (collectively, the “Recovery Rules”). This Policy is intended to apply independently of all other clawback, recoupment or forfeiture policies, agreements or other arrangements of the Company, including the Robinhood Markets, Inc. Clawback Policy (collectively, “Other Clawback Policies”).
Administration
This Policy will be administered by the People and Compensation Committee of the Board of Directors (the “Board”) of the Company (the “People Committee”). The People Committee will have the full power and authority to interpret, and make determinations under, this Policy consistent with the Recovery Rules. All determinations and decisions made by the People Committee pursuant to this Policy will be final, conclusive and binding on all persons, including each member of the Company Group (as defined below) and their respective affiliates, stockholders and employees. In the absence of the People Committee, a majority of the independent directors serving on the Board will administer this Policy as set forth in this paragraph.
Definitions
“Company Group” means the Company, collectively with each of its direct and indirect subsidiaries.

“Clawback Eligible Incentive Compensation” means all Incentive-Based Compensation received by a Specified Officer (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-Based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid by the Company); (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (v) during the applicable Clawback Period (as defined below).

“Clawback Period” means the three completed fiscal years immediately preceding the applicable Triggering Date (as defined below) (or any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years); provided, however, that a transition period between the last day of the Company’s previous fiscal
RHM Incentive-Based Compensation Recovery Policy (October 2023)

year end and the first day of its new fiscal year that comprises a period of nine to twelve months will be considered a completed fiscal year for purposes of this Policy.

“Covered Financial Restatement” means an accounting restatement required due to the material noncompliance by the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The following will not constitute a Covered Financial Restatement: (i) out-of-period adjustments; (ii) retrospective application of a change in accounting principle; (iii) retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company Group; (iv) retrospective reclassification due to a discontinued operation; (v) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (vi) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

“Effective Date” means October 2, 2023, the effective date of the NASDAQ National Market Listing Standards implementing Rule 10D-1 under the Exchange Act.

“Erroneously Awarded Compensation” means (i) the amount of Clawback Eligible Incentive Compensation received by a person who was an Executive Officer at any time during the applicable performance period for such Clawback Eligible Incentive Compensation and which was received by such person on or after the date of becoming an Executive Officer (such person, a “Specified Officer”) from any member of the Company Group that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated Financial Reporting Measure following the completion of a Covered Financial Restatement and (ii) any other compensation that is computed, based on or otherwise attributable to, the amounts described in clause (i), in each case, as determined by the People Committee in accordance with the Recovery Rules. The amount of Erroneously Awarded Compensation will be computed on a gross basis without regard to any taxes owed or paid by the Specified Officer on the receipt or settlement of the Incentive-Based Compensation. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. For the avoidance of doubt, Erroneously Awarded Compensation may include Incentive-Based Compensation received by a person after such person ceases to be an Executive Officer, including a former employee of the Company Group.

“Executive Officer” means an “executive officer” as defined under the Exchange Act.

“Financial Reporting Measures” mean measures that are determined in accordance with the accounting principles used in preparing the Company Group’s financial statements, and any measures that are derived wholly or in part from such measures, including Adjusted EBITDA and Total Net Revenues. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure and is identified by the People Committee in accordance with the Recovery Rules. Incentive-Based

RHM Incentive-Based Compensation Recovery Policy (October 2023)

Compensation will not include the following: (i) salaries; (ii) amounts received solely at the discretion of the People Committee or the Board and that are not received from a pool that is determined by satisfying a Financial Reporting Measure performance goal; (iii) amounts received solely upon satisfying one or more subjective standards; (iv) amounts received solely upon satisfying one or more strategic measures or operational measures; and (v) amounts received solely based on service or the passage of time.

Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment, grant or certification of achievement of the Incentive-Based Compensation occurs after the end of that period.

“Triggering Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Financial Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Covered Financial Restatement; provided that the recovery of Erroneously Awarded Compensation pursuant to this Policy as a result of this clause (ii) will only be required if such action by such court, regulator or other legally authorized body, as applicable, is final and non-appealable.

Recoupment of Erroneously Awarded Incentive Compensation
Each Executive Officer will be required to execute a Recovery Policy Participation Agreement in the form attached as Exhibit A hereto. Failure by an Executive Officer to execute a Recovery Policy Participation Agreement will have no impact on the applicability or enforceability of this Policy.

In the event that the Company is required to prepare a Covered Financial Restatement, the Company will, on a reasonably prompt basis, recover any Erroneously Awarded Compensation received by a Specified Officer during the applicable Clawback Period. The Company’s obligation to recover Erroneously Awarded Compensation from a Specified Officer is not dependent on if, or when, the applicable restated financial statements are filed. Unless otherwise specified by the People Committee, a Specified Officer will be required to forfeit or repay the Erroneously Awarded Compensation within 90 days following the date such Specified Officer is informed that such Specified Officer holds or has received Erroneously Awarded Compensation from the Company Group.

Subject to the Recovery Rules, the People Committee will have discretion to determine the method by which Erroneously Awarded Compensation will be recovered from the applicable Specified Officers; provided that (i) to the extent the applicable Erroneously Awarded Compensation consists of amounts that have been received by, but not yet paid to, such Specified Officer, such unpaid amounts will be forfeited and (ii) to the extent any remaining Erroneously Awarded Compensation consists of amounts paid to such Specified Officer in cash or shares of the Company’s Class A common stock (“Class A Shares”) that are still held by such Specified Officer, such Specific Officer will be entitled to repay such amount either in cash or such Class A Shares, as applicable. For the avoidance of doubt, any Erroneously Awarded Compensation received by a Specified Officer that has subsequently been forfeited prior to payment thereof (including as a result of termination of employment or breach of contract) will be deemed to have been repaid in accordance with this Policy. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or Other Clawback Policies, the amount the

RHM Incentive-Based Compensation Recovery Policy (October 2023)

relevant Specified Officer has already reimbursed the Company will be credited to the required recovery under this Policy. To the extent a Specified Officer fails to repay any Erroneously Awarded Compensation in accordance with the first sentence of this paragraph, such Specified Officer will be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by any member of the Company Group in recovering such Erroneously Awarded Compensation.

The Company must recover Erroneously Awarded Compensation pursuant to this Policy, except to the extent the conditions of (1), (2) or (3) of this sentence are satisfied, including the Company’s compliance with any additional requirements set forth in the applicable Recovery Rules related thereto, and the People Committee has made a determination that recovery would be impracticable because: (1) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; (2) recovery would violate home country law where the applicable law was adopted prior to November 28, 2022; or (3) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Other Matters
The People Committee may amend this Policy from time to time in its sole and absolute discretion. This Policy will not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law. This Policy will be binding and enforceable against all Specified Officers and their beneficiaries, heirs, executors, administrators or other legal representatives. This Policy will cease to apply in the event the Company ceases to have a class of securities listed on a national securities exchange or national securities association.
This Policy will be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law thereof or of any other jurisdiction. Any dispute, controversy or claim arising out of or relating to this Policy will be administered by and in accordance with the then-existing JAMS Comprehensive Arbitration Rules and Procedures. Any dispute regarding the scope of the arbitration (including the matters subject to arbitration and any legal issues arising in the arbitration) will be resolved by the arbitrators. [Except as provided herein,] the parties will each bear their own expenses in connection with any dispute under or relating to this Policy.

RHM Incentive-Based Compensation Recovery Policy (October 2023)

Exhibit A

Recovery Policy Participation Agreement

This Recovery Policy Participation Agreement (this “Participation Agreement”) to the Incentive-Based Compensation Recovery Policy (the “Policy”) of Robinhood Markets, Inc. (the “Company”) is entered into between the Company and [NAME]. Capitalized terms used but not defined in this Participation Agreement will have the meanings assigned to such terms in the Policy.

By signing below, the undersigned:

1.acknowledges and confirms that the undersigned has received and reviewed a copy of the Policy and that the undersigned is, and the undersigned’s beneficiaries, heirs, executors, administrators or other legal representatives, as applicable, are, subject to the Policy;

2.acknowledges and agrees that the undersigned will comply with the Policy, including, without limitation, by returning Erroneously Awarded Compensation pursuant to, and in accordance with, the Policy and applicable law, and that the undersigned remains subject to the Policy during and after the undersigned’s employment or engagement with the Company Group;

3.notwithstanding the generality of the foregoing, acknowledges and agrees to comply with and be subject to the terms and conditions of the Policy, including those set forth in the section titled “Other Matters” regarding the adjudication and settlement of all disputes, controversies or claims arising out of or relating to the Policy;

4.acknowledges and agrees that in the event of any inconsistency between the Policy and the terms of any employment agreement to which the undersigned is a party, or the terms of any compensation plan, program, agreement or arrangement under which any Incentive-Based Compensation has been granted, awarded, earned or paid, in each case, the terms of the Policy will govern; and

5.acknowledges that the Policy may be amended from time to time in accordance with the terms thereof and the undersigned will remain subject to the Policy, as so amended, in all respects.

[Signature page follows.]

RHM Incentive-Based Compensation Recovery Policy (October 2023)

__________________________
Signature

__________________________
Print Name

October 2, 2023
Date

2
RHM Incentive-Based Compensation Recovery Policy (October 2023)